Exhibit 99(b)

Important message for all employees of FPL Group companies

March 19, 2010

Dear Team:

Today, FPL Group, Inc. announced a proposal to change its corporate name to NextEra Energy, Inc. The proposal has been approved by the FPL Group Board of Directors and is being submitted to shareholders for approval at the company’s Annual Meeting of Shareholders, which is scheduled to be held on May 21, 2010.

The change is intended to better reflect our scale as one of the largest and cleanest energy providers in the country, our diverse scope of operations across 28 states and Canada, and our forward-thinking, innovative approach to providing energy-related solutions for customers. In addition to more appropriately reflecting our present-day business, the change will help distinguish between the company and our utility subsidiary, Florida Power & Light Company.

A decade ago, our business interests were primarily concentrated in Florida. Over the last decade, we have grown and diversified the business from mainly a high-performing utility in Florida to a national enterprise that is also the leading generator of renewable energy in North America and the third largest nuclear operator in the U.S. We now have retail or wholesale operations in 28 states and Canada and have over the past decade more than doubled our generating capacity from about 19,500 megawatts to about 42,500 megawatts; the additional 23,000 megawatts on a stand-alone basis would represent one of the largest electricity generators in the country. We have been recognized by Fortune Magazine as the leader in our industry for four consecutive years and this year Fortune recognized us as one of the top 10 innovative companies in the world. NextEra Energy, Inc. is a strong and fitting name for this competitive, forward-thinking energy company.

We are also well positioned for success in the low-carbon economy of the future. Overall, our company is one of the cleanest electric power companies in the nation, with a carbon dioxide emissions rate 50 percent below the industry average. Put another way, if every electric power company in the United States were as clean as FPL Group, the sector’s carbon dioxide emissions would be cut by more than half and overall U.S. carbon emissions would be reduced by more than 20 percent.

While we are excited about NextEra Energy as a corporate name, we are also mindful of our heritage. For decades within Florida, the FPL name has stood for an unfailing commitment to providing customers with affordable, reliable, clean energy, and that is our continuing commitment. The FPL name has a proud history and tradition of excellence, and we will continue to use it for our utility operations in the state of Florida.

Subject to receipt of shareholder approval and completion of other legal formalities, FPL Group, Inc. will change its name to NextEra Energy, Inc. Our principal subsidiaries will maintain their current names, NextEra Energy Resources, LLC, and Florida Power & Light Company. The change will not impact the operations or customers of these subsidiary companies.

The next step is to obtain shareholder approval of the proposed name change. In accordance with Securities and Exchange Commission rules, the company plans to file a preliminary proxy statement with the SEC, which includes a proposal to amend the company’s Restated Articles of Incorporation to change the company’s name. The company expects to file its definitive proxy statement in early April 2010.

After the name is formally adopted, we plan to change our New York Stock Exchange ticker symbol from “FPL” to “NEE.”

I want to thank all employees of FPL Group companies for your hard work and commitment. As a result of your efforts, we have a proud past and a bright future. Our new name will more appropriately reflect our scale, our diverse operations and our innovative approach to providing customer solutions now and in the years ahead.

With best regards,

Lew

Additional Information and Where to Find It
The proposal to change FPL Group, Inc.’s (the “Company’s”) name will be submitted to the Company’s shareholders for their approval at the Company’s 2010 annual meeting. In connection with its proposed solicitation of proxies for the annual meeting, the Company will file with the Securities and Exchange Commission (the “SEC”) a proxy statement which, among other things, will describe the proposal.  Shareholders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available, because they will contain important information about the Company and the proposal. Shareholders may obtain a free copy of the proxy statement and other relevant documents (when available) that the Company files with the SEC at the SEC’s Web site at www.sec.gov. In addition, those documents will be available free of charge in the investors section of the Company’s Web site at www.FPLGroup.com.

Certain Information Regarding Participants
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies under SEC rules in respect of the foregoing proposal. Shareholders may obtain information regarding the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on February 26, 2010, and its proxy statement for its 2009 annual meeting, which was filed with the SEC on April 3, 2009. Shareholders may obtain free copies of these documents from the sources listed above. Additional information regarding the participants in the solicitation will be included in the proxy statement relating to the proposal.